Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

between

REGAN HOLDING CORP.

and

THE LEGACY ALLIANCE INC.

Dated as of December 1, 2009

ii

INDEX OF DEFINED TERMS

Term Defined in Section
1998 Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3.2(b)
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
California Commissioner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)
California Securities Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)
Certificate of Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.3
Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.4(b)
CGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.1
Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.2
Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Conversion Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.2
DGCL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Dissenting Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.6
Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.3
Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3.4(a)
Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.4(a)
Governmental Entity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	6.1(c)
Hearing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)
Hearing Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)
Legacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Legacy Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	4.2
Legacy Stockholder Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . .	Recitals
Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Merger Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.2
Permit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(b)
Permit Application . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)
Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2.4(g)
Producer Stock Option Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3.2(a)
Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.1(a)(ii)
Regan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Preamble
Regan Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Regan Series A Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
Regan Series B Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	Recitals
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.2(b)
Securities Act . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3.4(a)
Shareholders Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5.2(a)
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1.1

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated December 1, 2009, is entered into between Regan Holding Corporation, a California corporation (“Regan”) and The Legacy Alliance Inc., a Delaware corporation (“Legacy”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of Regan and Legacy have determined that a business combination between Regan and Legacy is advisable and in the best interests of their respective companies and stockholders in order to advance each of their long-term business interests;

WHEREAS, the respective Boards of Directors of Regan and Legacy have approved the merger of Regan with and into Legacy as set forth below (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this “Agreement”), whereby each issued and outstanding share of Series A common stock, no par value per share, of Regan (“Regan Series A Common Stock”) and each issued and outstanding share of Series B common stock, no par value per share, of Regan (“Regan Series B Common Stock” and, together with Regan Series A Common Stock, “Regan Common Stock”), other than shares owned directly or indirectly by Regan or Legacy will be converted into shares of Legacy Common Stock (defined below) in accordance with the provisions of Article II of this Agreement;

WHEREAS, for United States federal income tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will be, and is hereby adopted, as a Plan of Reorganization for the purposes of Section 368(a) of the Code;

WHEREAS, the Board of Directors of Regan has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Regan and its shareholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to Regan’s shareholders for their approval and (iv) resolved to recommend that Regan’s shareholders approve this Agreement;

WHEREAS, the Board of Directors of Legacy has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Legacy and its stockholders, (ii) adopted this Agreement and the transactions contemplated hereby, including the Merger, (iii) submitted this Agreement to Legacy’s stockholders for their approval and (iv) recommended that Legacy’s stockholders approve this Agreement;

WHEREAS, Legacy’s stockholders have approved this Agreement and the Merger by unanimous written consent (the “Legacy Stockholder Consent”) pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”); and

WHEREAS, Regan and Legacy desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Regan and Legacy hereby agree as follows:

ARTICLE I
THE MERGER

SECTION 1.1.

The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, the California General Corporation Law (the “CGCL”) and the DGCL, Regan will be merged with and into Legacy at the Effective Time (as defined in Section 1.3) of the Merger.  Following the Merger, the separate corporate existence of Regan will cease, and Legacy will continue as the surviving corporation (the “Surviving Corporation”) and will succeed to and assume all the rights and obligations of Regan in accordance with the CGCL and the DGCL.

SECTION 1.2.

Closing.  The closing of the Merger will take place at 10:00 a.m. Pacific Time on a date to be specified by the parties which will be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI (the “Closing Date”) at the offices of Dewey & LeBoeuf LLP, 333 South Grand Avenue, 26th Floor, Los Angeles, California 90071-1530, unless another date or place is agreed to in writing by the parties hereto.

SECTION 1.3.

Effective Time.  On the Closing Date, the parties will execute and file in the office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the DGCL and will make all other filings or recordings, if any, required under the DGCL and Section 1108(d) of the CGCL.  The Merger will become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon by the parties hereto and set forth therein (such time as the Merger becomes effective is referred to herein as the “Effective Time”).

SECTION 1.4.

Effects of the Merger.  At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL and the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Regan and Legacy shall vest in the Surviving Corporation, and all debts, liabilities and duties of Regan and Legacy shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5.

Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)

Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of Legacy as in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation.  Thereafter, the Certificate of Incorporation of the Surviving Corporation may be amended as provided therein and as permitted by the DGCL and this Agreement.

(b)

Bylaws.  At the Effective Time, the Bylaws of Legacy as in effect immediately prior to the Effective Time will become the Bylaws of the Surviving Corporation, and thereafter may be amended as provided therein and as permitted by the DGCL and this Agreement.

SECTION 1.6.

Directors.  The directors of Regan immediately prior to the Effective Time will become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7.

Officers.  The officers of Regan immediately prior to the Effective Time will become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1.

Cancellation of Treasury Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Regan Common Stock, each share of Regan Common Stock issued and held, immediately prior to the Effective Time, in Regan’s treasury, will automatically be cancelled and retired and will cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

SECTION 2.2.

Conversion of Regan Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Regan Common Stock, subject to this Section 2.2 and Section 2.3(f), each share of Regan Common Stock issued and outstanding immediately prior to the Effective Time (in each case other than shares to be cancelled in accordance with Section 2.1 and any Dissenting Shares (as defined in Section 2.6)) will be converted into one-four thousand five hundredth (1/4500) (the “Conversion Ratio”) duly authorized, validly issued and nonassessable shares of Legacy Common Stock (the “Merger Consideration”); provided, however, that, in any event, if between the date of this Agreement and the Effective Time, the outstanding shares of Legacy Common Stock will have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Conversion Ratio will be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.  As of the Effective Time, all such shares of Regan Common Stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented outstanding shares of Regan Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

SECTION 2.3.

Regan Stock Options.  As soon as practicable Regan shall take any and all action necessary so that all options or other rights to acquire shares of Regan Common Stock, or any other securities of Regan pursuant to the terms of the Producer Stock Option Plan, 1998 Stock Option Plan or any other option plan of Regan (each, a “Regan Stock Option”), shall become fully vested and exercisable.  Regan shall provide appropriate notice to all holders of Regan Stock Options that (a) all their Regan Stock Options are fully vested and exercisable and (b) all their Regan Stock Options will terminate if not exercised prior to the Effective Time.  Regan shall take any and all action necessary so that all Regan Stock Options remaining unexercised immediately prior to the Effective time expire and/or terminate at the Effective Time.  The Surviving Corporation shall not assume any Regan Stock Options or other rights to acquire securities of Regan.

SECTION 2.4.

Exchange of Certificates.

(a)

Exchange Agent.  From and after the Effective Time, the Surviving Corporation will make available to a bank or trust company designated by Legacy and reasonably satisfactory to Regan (the “Exchange Agent”), for the benefit of the holders of shares of Regan Common Stock for exchange in accordance with this Article II, through the Exchange Agent, certificates evidencing such number of shares of Legacy Common Stock issuable to holders of Regan Common Stock in the Merger pursuant to Section 2.2.  The Exchange Agent will, pursuant to irrevocable instructions, deliver Legacy Common Stock contemplated to be issued pursuant to Section 2.2 and the cash in lieu of fractional shares of Legacy Common Stock to which such holders are entitled to pursuant to Section 2.4(f) hereof.

(b)

Exchange Procedures.  As promptly as practicable after the Effective Time, the Surviving Corporation will cause the Exchange Agent to mail to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Regan Common Stock (the “Certificates”) (i) a letter of transmittal (which will be in customary form and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of Legacy Common Stock, or cash in lieu of fractional shares of Legacy Common Stock to which such holder is entitled pursuant to Section 2.4(f) hereof.

(c)

Exchange of Certificates.  Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of Legacy Common Stock which such holder’s shares of Regan Common Stock have been converted into pursuant to this Article II (and any cash in lieu of any fractional shares of Legacy Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d)), and the Certificate so surrendered will forthwith be cancelled.  In the event of a transfer of ownership of shares of Regan Common Stock which is not registered in the transfer records of Regan, shares of Legacy Common Stock, cash in lieu of any fractional shares of Legacy Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d) may be issued to a transferee if the Certificate representing such shares of Regan Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.  Until surrendered as contemplated by this Section 2.4, each Certificate will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the number of whole shares of Legacy Common Stock into which the shares of Regan Common Stock formerly represented thereby have been converted, cash in lieu of any fractional shares of Legacy Common Stock to which such holder is entitled pursuant to Section 2.4(f) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(d).

(d)

Distributions with Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the Effective Time with respect to Legacy Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Legacy Common Stock represented thereby, and no cash payment in lieu of any fractional shares will be paid to any such holder pursuant to Section 2.4(f), until the holder of such Certificate will surrender such Certificate.  Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of Legacy Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Legacy Common Stock to which such holder is entitled pursuant to Section 2.4(f) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Legacy Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Legacy Common Stock.

(e)

No Further Rights in Regan Common Stock.  All shares of Legacy Common Stock issued upon conversion of the shares of Regan Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.4(d) or Section 2.4(f)) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Regan Common Stock.

(f)

No Fractional Shares.  No certificates or scrip for a fraction of a share of Legacy Common Stock will be issued in connection with the Merger, but in lieu thereof each holder of shares of Regan Common Stock who would otherwise be entitled to a fraction of a share of Legacy Common Stock pursuant to the provisions of Section 2.2 (after aggregating all fractional shares of Legacy Common Stock to which such holder is entitled) shall receive from the Surviving Corporation an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $450.

(g)

Termination of Exchange Agent Duties.  Any shares of Legacy Common Stock which remain undistributed to the holders of Regan Common Stock for six (6) months after the Effective Time will be delivered to the Surviving Corporation, upon demand, and any holders of Regan Common Stock who have not theretofore complied with this Article II will thereafter look only to the Surviving Corporation for the Merger Consideration, any cash in lieu of fractional shares of Legacy Common Stock to which they are entitled pursuant to Section 2.4(f) and any dividends or other distributions with respect to Legacy Common Stock to which they are entitled pursuant to Section 2.4(d).  Any Merger Consideration remaining unclaimed by holders of shares of Regan Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.  For the purposes of this Agreement, “Person” means any natural person, firm, individual, business trust, trust, association, corporation, partnership, joint venture, company, unincorporated entity or Governmental Entity.

(h)

No Liability.  Neither the Exchange Agent nor the Surviving Corporation will be liable to any holder of shares of Regan Common Stock for any such shares of Legacy Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

(i)

Withholding Rights.  The Surviving Corporation will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Regan Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law.  To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Regan Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

(j)

Lost Certificates.  If any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any cash in lieu of fractional shares of Legacy Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to this Agreement.

(k)

Further Assurances.  If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Regan acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Regan or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in such names and on such behalves or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

SECTION 2.5.

Stock Transfer Books.  At the Effective Time, the stock transfer books of Regan will be closed and there will be no further registration of transfers of shares of Regan Common Stock thereafter on the records of Regan.  From and after the Effective Time, the holders of Certificates representing shares of Regan Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Regan Common Stock, except as otherwise provided herein or by law.  On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason will be converted into shares of Legacy Common Stock, any cash in lieu of fractional shares of Legacy Common Stock to which the holders thereof are entitled pursuant to Section 2.4(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.4(d).

SECTION 2.6.

Dissenting Shares.  Notwithstanding any provision of this Agreement to the contrary, shares of Regan Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have exercised and perfected dissenters’ rights for such shares of Regan Common Stock in accordance with the CGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive shares of Legacy Common Stock and cash in lieu of fractional shares of Legacy Common Stock under this Article II.  Such shareholders shall be entitled to receive payment of the appraised value of such shares of Regan Common Stock held by them in accordance with the CGCL, unless and until such shareholders fail to perfect or effectively withdraw or otherwise lose their dissenters’ rights under the CGCL.  All Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Regan Common Stock under the CGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive shares of Legacy Common Stock (and dividends or other distributions pursuant to Section 2.4(d), if any) and cash in lieu of fractional shares of Legacy Common Stock, without any interest thereon, upon the surrender, in the manner provided in Section 2.4(c) of the corresponding Certificate.  Prior to the Effective Time, Regan shall give Legacy prompt notice of any demands for appraisal received by Regan, withdrawals of such demands and any other related instructions served pursuant to the CGCL and received by Regan.  Regan shall not, except with prior written consent of Legacy, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.  After the Effective Time, the Surviving Corporation shall direct all negotiations and proceedings with respect to demands for appraisal under the CGCL.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF REGAN

Regan hereby represents and warrants to Legacy as follows:

SECTION 3.1.

Organization, Qualification, Etc.  Regan is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification.  The copies of Regan’s charter and bylaws which have been delivered to Legacy are complete and correct and in full force and effect on the date hereof.

SECTION 3.2.

Capital Stock.  The authorized stock of Regan consists of one hundred million (100,000,000) shares of preferred stock, forty five million (45,000,000) shares of Regan Series A Common Stock and six hundred fifteen thousand two hundred forty-two (615,242) shares of Regan Series B Common Stock.  As of the date hereof, no shares of preferred stock, twenty three million five hundred twenty five thousand (23,525,000) shares of Regan Series A Common Stock and five hundred fifty thousand (550,000) shares of Regan Series B Common Stock are issued and outstanding.  All the outstanding shares of Regan Series A Common Stock and Regan Series B Common Stock have been validly issued and are fully paid and nonassessable.  There are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Regan to issue any shares of its stock or any other securities other than:

(a)

options or other rights to receive or acquire one hundred fifteen thousand (115,000) shares of Regan Series A Common Stock pursuant to the Regan Holding Corp. Producer Stock Award and Option Plan, as amended and restated effective July 13, 2001 (the “Producer Stock Option Plan”); and

(b)

rights to acquire one million seven hundred eighty-seven thousand (1,787,000) shares of Regan Series A Common Stock pursuant to the Regan Holding Corp. 1998 Stock Option Plan (the “1998 Stock Option Plan”), as amended and restated effective July 13, 2001.

SECTION 3.3.

Authority.  Regan has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Regan of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Regan and no other corporate proceedings on the part of Regan are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding Regan Common Stock.  This Agreement has been duly executed and delivered by Regan and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Regan, enforceable against Regan in accordance with its terms, except to the extent that enforceability:  (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

SECTION 3.4.

Consents and Approvals; No Violations.

(a)

Governmental Consents.  The execution, delivery and performance of this Agreement and the consummation by Regan of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger and any other filings or recordings, if any, required under the DGCL and Section 1108(d) of the CGCL as contemplated by Section 1.3, (ii) obtaining the issuance of the Permit in accordance with Section 5.1 and (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and state securities laws.

(b)

No Violation; Other Consents.  The execution, delivery and performance of this Agreement and the consummation by Regan of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Regan or any similar organizational documents of any of its subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and Section 3.6 are obtained, violate any judgment, decision, decree, order, writ, preliminary or permanent injunction or decree of any Governmental Entity or law applicable to Regan, any of its subsidiaries or any of their properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to a right of, or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of Regan or any of its subsidiaries under, any of the terms, conditions or provisions of any contract to which Regan or any of its subsidiaries is a party or by which any of its properties or assets may be bound.

SECTION 3.5.

Opinion of Financial Advisor.  The Board of Directors of Regan has received the opinion of Taylor Consulting Group, Inc. dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the shareholders of Regan, including both those shareholders who may have their shares redeemed for cash and those shareholders who may receive shares in Legacy.

SECTION 3.6.

Required Vote of Regan Shareholders.  The affirmative vote of the holders of a majority of the outstanding shares of Regan Common Stock (with the holders of Regan Series A Common Stock and the holders of Regan Series B Common Stock voting together as a single class) is required to approve the Merger.  No other vote of the shareholders of Regan is required by law, the Regan Certificate of Incorporation or Bylaws of Regan or otherwise in order for Regan to consummate the Merger and the transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEGACY

Legacy hereby represents and warrants to Regan as follows:

SECTION 4.1.

Organization, Qualification, Etc.  Legacy is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification.  The copies of Legacy’s Certificate of Incorporation and Bylaws which have been made available to Regan are complete and correct and in full force and effect on the date hereof.  Legacy has no subsidiaries.  All the outstanding shares of capital stock of, or other ownership interests in, Legacy are validly issued, fully paid and nonassessable.  There are no existing options, rights of first refusal, preemptive rights, calls or commitments of any character relating to the issued or unissued capital stock or other securities of, or other ownership interests in, Legacy.

SECTION 4.2.

Capital Stock.  The authorized capital stock of Legacy consists of 10,000 shares of Legacy common stock, par value $0.001 per share (the “Legacy Common Stock”).  The shares of Legacy Common Stock to be issued in the Merger will, when issued, be validly issued fully paid and nonassessable.  As of the date hereof, 22 shares of Legacy Common Stock are issued and outstanding.  All the outstanding shares of Legacy Common Stock have been validly issued and are fully paid and nonassessable.  As of the date hereof, there are no outstanding subscriptions, options, warrants, rights or other arrangements or commitments obligating Legacy to issue any shares of its capital stock.

SECTION 4.3.

Authority.  Legacy has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement and the consummation by Legacy of the Merger and of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Legacy and no other corporate proceedings on the part of Legacy are necessary to authorize this Agreement by or to consummate such transactions, other than the Legacy Stockholder Consent.  This Agreement has been duly executed and delivered by Legacy and assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Legacy enforceable against it in accordance with its terms, except to the extent that enforceability:  (a) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (b) is subject to general principles of equity, whether considered in a proceeding at law or in equity.

SECTION 4.4.

Consents and Approvals; No Violations.

(a)

Governmental Consents.  The execution, delivery and performance of this Agreement and the consummation by Legacy of the transactions contemplated by this Agreement do not and will not require any filing or registration with, notification to, or authorization, permit, consent or approval of, or other action by or in respect of, any Governmental Entities other than (i) the filing of the Certificate of Merger and any other filings or recordings, if any, required under the DGCL and Section 1108(d) of the CGCL as contemplated by Section 1.3, (ii) obtaining the issuance of the Permit in accordance with Section 5.1 and (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and state securities laws.

(b)

No Violation; Other Consents.  The execution, delivery and performance of this Agreement and the consummation by Legacy of the transactions contemplated by this Agreement do not and will not (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Legacy, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are obtained, violate any judgment, decision, decree, order, writ, preliminary or permanent injunction or decree of any Governmental Entity or law applicable to Legacy or any of its properties or assets or (iii) in any material way, violate, conflict with, require consent pursuant to, result in the breach of, constitute a default (or an event which, without due notice or lapse of time or both) under, or give rise to any right of or result in, the termination, amendment, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any lien upon any of the properties or assets of Legacy under, any of the terms, conditions or provisions of any contract to which Legacy is a party or by which any of its properties or assets may be bound.

SECTION 4.5.

Required Vote of Legacy Stockholders.  The affirmative vote of the holders of a majority of the outstanding shares of Legacy Common Stock is required to approve this Agreement and the Merger.  The holders of all of the outstanding shares of Legacy Common Stock have approved this Agreement and the Merger pursuant to the Legacy Stockholder Consent, and such Legacy Stockholder Consent remains in full force and effect.

ARTICLE V
COVENANTS

SECTION 5.1.

Fairness Hearing and Permit; Proxy Material.

(a)

Permit Application.  As soon as practicable after the execution of this Agreement, (i) Legacy shall prepare, with the cooperation of Regan, the application for permit (the “Permit Application”) in connection with the Hearing (as defined below) and the notice sent to the holders of Regan Common Stock pursuant to, and meeting the requirements of, Article 2 of Subchapter 1 of the California Administrative Code, Title 10, Chapter 3, Subchapter 2, as amended (the “Hearing Notice”), concerning the hearing (the “Hearing”) held by the California Commissioner (as defined below) to consider the terms and conditions of this Agreement and the Merger and the fairness of such terms and conditions pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, and the rules promulgated thereunder (the “California Securities Law”), and (ii) Regan shall prepare, with the cooperation of Legacy, a proxy statement relating to this Agreement and the transactions contemplated hereby, including any amendment or supplement thereto (the “Proxy Statement”).  Each of Regan and Legacy shall use its commercially reasonable efforts to cause the Permit Application, the Hearing Notice and the Proxy Statement to comply with all requirements of applicable federal and state securities laws.  Each of Regan and Legacy shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Permit Application, the Hearing Notice or the Proxy Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Permit Application, the Hearing Notice and the Proxy Statement.  The Proxy Statement shall constitute both a disclosure document for the offer and issuance of the shares of Legacy Common Stock to be received by the holders of Regan Common Stock in the Merger and a proxy statement for solicitation of shareholder approval of the Merger.  Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, Regan and Legacy shall cooperate in delivering any such amendment or supplement to all the holders of Regan Common Stock and filing any such amendment or supplement with the California Commissioner of Corporations (the “California Commissioner”) or its staff, the SEC and/or any other appropriate government officials.

(b)

Permit.  Each of Legacy and Regan shall thereafter use its commercially reasonable efforts (i) to cause to be filed with the California Commissioner, as soon as practicable following the execution of this Agreement, the Permit Application, the Hearing Notice and the Proxy Statement (in each case accompanied by all exhibits and related documents) and (ii) to obtain, as soon as practicable following the execution of this Agreement, the permit approving the fairness of this Agreement and the Merger pursuant to Section 25121 of California Securities Law such that the issuance of Legacy Common Stock in connection with the Merger shall be exempt pursuant to Section 3(a)(10) of the Securities Act from the registration requirements of Section 5 of the Securities Act (the “Permit”).

(c)

Pre-Hearing Process.  As soon as permitted by the California Commissioner, Regan shall deliver by personal delivery or mail the Hearing Notice to all holders of Regan Common Stock entitled to receive such notice under California Securities Law.  Regan and Legacy shall notify each other promptly of the receipt of any comments from the California Commissioner or its staff and any request by the California Commissioner or its staff or any other government officials for amendments or supplements to any of the documents filed therewith or any other filing or for additional information and shall supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the California Commissioner, or its staff or any other government officials, on the other hand, with respect to the filing.  Notwithstanding the foregoing, nothing herein shall be deemed to obligate any party to agree to any change or modification of the transactions contemplated by this Agreement on the date hereof in response to any comment, request or requirement of the California Commissioner or any other regulatory body.  As soon as practicable after the California Commissioner issues the Permit or such other time before the issuance of the Permit as may be permitted by the California Commissioner, Regan shall deliver by personal delivery or mail the Proxy Statement and a form of Letter of Transmittal to all holders of Regan Common Stock.  Regan shall not solicit, or authorize or permit any of Regan’s officers, directors, employees, shareholders, agents and other representatives to solicit, directly or indirectly, the vote or consent of any holder of Regan Common Stock in connection with the Merger in violation of any applicable federal or state securities laws.

(d)

Information Supplied—Permit.  The information relating to Regan and Legacy included in the Hearing Notice, the Permit Application and the Proxy Statement shall not, (i) on the date the Proxy Statement is first mailed to holders of Regan Common Stock, (ii) at the time of the Shareholders Meeting (as defined below) (or the effective date of any Regan shareholders’ action if by written consent) and (iii) at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Regan shall promptly advise Legacy, and Legacy shall promptly advise Regan, in writing if at any time prior to the Effective Time either Regan or Legacy shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Hearing Notice, the Permit Application, and/or the Proxy Statement, in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.  Regan and Legacy shall cooperate in delivering any such amendment or supplement to all the holders of Regan Common Stock and filing any such amendment or supplement with the California Commissioner or its staff, the SEC and/or any other government officials.

(e)

Failure to Obtain the Permit.  If, for any reason, the California Commissioner notifies Legacy or Regan of the California Commissioner’s determination not to grant the Hearing, not to permit the mailing of the Hearing Notice and/or not to issue the Permit, and such notice becomes final and nonappealable, then this Agreement shall automatically terminate.

SECTION 5.2.

Regan Shareholder Vote.

(a)

Shareholders Meeting.  Regan will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of Regan Common Stock (the “Shareholders Meeting”) as promptly as practicable after the issuance of the Permit by the California Commissioner, to consider and vote upon the adoption of this Agreement.  Subject to fiduciary obligations under applicable law, Regan’s Board of Directors shall recommend adoption of this Agreement to the holders of Regan Common Stock, such recommendation shall be included in the Proxy Statement and the Board of Directors of Regan shall take all lawful action to solicit such adoption of this Agreement and approval of the Merger and the other transactions contemplated by this Agreement by the holders of Regan Common Stock.

(b)

Proxy Statement.  Regan shall use its reasonable best efforts to prepare and file, as promptly as practicable after the execution of this Agreement, the Proxy Statement in preliminary form with the United States Securities and Exchange Commission or the staff thereof (the “SEC”).  Regan and Legacy shall cooperate with each other in the preparation of the Proxy Statement and all amendments thereto.  Regan shall promptly notify Legacy of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Legacy copies of all correspondence between Regan and/or any of its Representatives and the SEC with respect to the Proxy Statement.  Regan and Legacy shall each use its respective best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and Regan shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the Permit is issued by the California Commissioner  and the SEC staff advises that it has no further comments thereon or that Regan may commence mailing the Proxy Statement.

(c)

Information Supplied.  Regan agrees, as to itself and its subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  Regan will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.

SECTION 5.3.

Reasonable Best Efforts.  Subject to the other terms of this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement as promptly as practicable, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such reasonable actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity.  Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement.  Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If any party or affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

SECTION 5.4.

Public Announcements.  Unless otherwise required by applicable law or the requirements of any listing agreement with any applicable stock exchange, Legacy and Regan will each use their reasonable efforts to consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated by this Agreement and will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE VI
CONDITIONS TO THE MERGER

SECTION 6.1.

Conditions to the Obligations of Each Party.  The obligations of Regan and Legacy to consummate the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)

Permit.  The Permit will have been issued by the California Commissioner.

(b)

Regan Shareholder Approval.  This Agreement will have been approved by the requisite affirmative vote of the shareholders of Regan in accordance with the Regan Amended and Restated Articles of Incorporation and the CGCL.

(c)

No Injunction or Restraint.  No statute, rule, regulation, executive order, decree, preliminary or permanent injunction or restraining order will have been enacted, entered, promulgated or enforced by government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (“Governmental Entity”) which prohibits the consummation of the transactions contemplated hereby..

(d)

Consents.  All consents and approvals of Governmental Entities or any Person necessary for consummation of the transactions contemplated hereby will have been obtained.

SECTION 6.2.

Conditions to the Obligations of Legacy.  The obligations of Legacy to consummate the Merger are subject to the satisfaction or waiver by Legacy on or prior to the Closing Date of the following further conditions:

(a)

Performance of Covenants.  Regan will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b)

Accuracy of Representations and Warranties.  The representations and warranties of Regan contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

(c)

Officer’s Certificate.  Legacy shall have received a certificate of an executive officer of Regan, dated as of the Closing Date, certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

(d)

Dissenting Shares.  Regan shall have taken all action necessary with respect to the rights of Dissenting Shares required pursuant to the CGCL, including the mailing of the notice required thereunder to any dissenting shareholders as soon as reasonably practicable after obtaining the approval of Regan shareholders required under Section 6.1(b), and on the Closing Date less than ten percent (10%) of the Regan Common Stock outstanding immediately prior to the Effective Time are Dissenting Shares or shall continue to have a right to exercise dissenters, appraisal or other similar rights under applicable law by virtue of the Merger.

SECTION 6.3.

Conditions to the Obligations of Regan.  The obligations of Regan to consummate the Merger are subject to the satisfaction or waiver by Regan on or prior to the Closing Date of the following further conditions:

(a)

Performance of Covenants.  Legacy will have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time.

(b)

Accuracy of Representations and Warranties.  The representations and warranties of Legacy contained in this Agreement, to the extent qualified with respect to materiality shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective time as if made at and as of such time, except as expressly contemplated by this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date.

(c)

Officer’s Certificate.  Regan shall have received a certificate of an executive officer of Legacy, dated as of the Closing Date, certifying that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1.

Termination or Abandonment.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of Regan:

(a)

by the mutual written consent of Regan and Legacy;

(b)

by Regan, if there has been a material breach by Legacy of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) business days following receipt by Legacy of notice of such breach;

(c)

by Legacy, if there has been a material breach by Regan of any representation, warranty, covenant or other agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) business days following receipt by Regan of notice of such breach;

(d)

by either Regan or Legacy, if (i) there is a law, rule or regulation that makes the consummation of the Merger illegal or otherwise prohibited or (ii) any judgment, injunction, order or decree of a court or other Governmental Entity of competent jurisdiction is entered that permanently restrains, enjoins or otherwise prohibits either Regan or Legacy from consummating of the Merger and such judgment, injunction, order or decree will have become final and nonappealable; or

(e)

by either Regan or Legacy, if (i) the Permit is not issued by the California Commissioner or (ii) Regan fails to obtain the affirmative vote of the holders of a majority of the outstanding shares of Regan Common Stock (with the holders of Regan Series A Common Stock and the holders of Regan Series B Common Stock voting together as a single class) approving the Merger.

The party desiring to terminate this Agreement pursuant to this Section 7.1 will give written notice of such termination to the other party, specifying the provision pursuant to which such termination is being effected.

SECTION 7.2.

Effect of Termination.  If this Agreement is terminated pursuant to Section 7.1, then this Agreement will become void and have no effect with no liability or obligation on the part of Legacy or Regan, except that (a) the agreements contained in this Section 7.2, and Article VIII shall survive the termination hereof and (b) no such termination will relieve any party of any liability or damages resulting from any willful breach by that party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 8.1.

Nonsurvival of Representations and Warranties; Survival of Certain Covenants.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement will survive the Effective Time.  All covenants shall survive in accordance with their terms.

SECTION 8.2.

Notices.  All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally or sent by mail (providing proof of delivery) to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)

if to Regan, to:

2090 Marina Avenue

Petaluma, CA 94954

Attention:  Chief Executive Officer

(b)

if to Legacy, to:

2090 Marina Avenue

Petaluma, CA 94954

Attention:  President

SECTION 8.3.

Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

SECTION 8.4.

Entire Agreement; No Third-Party Beneficiaries.  This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and, except for the provisions of Article II, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

SECTION 8.5.

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.6.

Governing Law.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any applicable conflicts of law.

SECTION 8.7.

Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.8.

Submission to Jurisdiction.  Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the state court located within New Castle County, State of Delaware (or, in the case of any claim to which the federal courts have exclusive subject matter jurisdiction, the federal court sitting in the State of Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.2 shall be deemed effective service of process on such party.

SECTION 8.9.

Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 8.10.

Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as is enforceable.

SECTION 8.11.

Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and will be given no substantive or interpretive effect whatsoever.

SECTION 8.12.

Amendment.  This Agreement may be amended by the parties at any time before or after approval hereof by the shareholders of Regan; provided, however, that after such shareholder approval there shall not be made any amendment that by law requires further approval by the shareholders of Regan or Legacy without the further approval of such shareholders.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Legacy and Regan have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

REGAN HOLDING CORP.

By:

s/ R. Preston Pitts

Name:

 R. Preston Pitts

Title:

 President

THE LEGACY ALLIANCE INC.

By:

s/ Lynda L. Pitts

Name:

 Lynda L. Pitts

Title:

 President